Exhibit 21.1

Baker Hughes Company
SIGNIFICANT SUBSIDIARIES
December 31, 2022

Subsidiary	Jurisdiction	Percentage Ownership

EHHC NewCo LLC	Delaware	100%
CFC Holdings LLC	Delaware	100%
Baker Hughes Holdings LLC	Delaware	Note (1)*
Baker Hughes Energy Services LLC	Delaware	100%
Baker Hughes Energy Manufacturing LLC	Delaware	100%
Baker Hughes International Branches LLC	Delaware	100%
Baker Hughes International Holdings LLC	Delaware	100%
Baker Hughes Holdings SECS LLC	Delaware	100%
Baker Hughes Energy International B.V	Netherlands	100%
Baker Hughes Energy Europe B.V.	Netherlands	100%
Nuovo Pignone Holding S.p.a.	Italy	Note (2)
Nuova Pignone International S.r.l.	Italy	100%
Nuovo Pignone S.r.l.	Italy	100%
Baker Hughes International Holdings, S.à r.l.	Luxembourg	100%
Baker Hughes Holdings 3 S.à r.l.	Luxembourg	100%
Baker Hughes Luxembourg Holdings S.C.A.	Luxembourg	Note (3)
BJ Services International S.à.r.l.	Luxembourg	100%
Baker Hughes Nederland Holdings B.V.	Netherlands	100%
Baker Hughes EHO Holdings LLC	Texas	100%
Baker Hughes Limited	United Kingdom	100%

Notes:
(1) Baker Hughes Holdings LLC
*EHHC NewCo LLC - the Managing Partner	36.779700%
CFC Holdings LLC	3.825700%
Baker Hughes Company	59.394600%
(2) Nuovo Pignone Holding S.p.a.
Baker Hughes Energy Europe B.V.	83.7387%
Other subsidiaries of Baker Hughes Holdings LLC	16.2458%
Third Party	0.0155%
(3) Baker Hughes Luxembourg Holdings S.C.A.
Baker Hughes Holdings 3 S.à.r.l.	99.999994%
Baker Hughes Luxembourg LLC	0.000006%